Exhibit 10.2
AMENDMENT
TO
CHANGE OF CONTROL SEVERANCE AGREEMENT
This AMENDMENT TO CHANGE OF CONTROL SEVERANCE AGREEMENT is entered into as of July 7, 2011 (this “Amendment”) and amends that certain Change of Control Severance Agreement, dated as of October 10, 2008 (the “Original Agreement”), by and between Glu Mobile Inc., a Delaware corporation (the “Company”), and Eric Ludwig, an individual (the “Employee”). The capitalized terms not otherwise defined herein have the respective meanings given to them in the Original Agreement.
RECITALS
WHEREAS, it is expected that the Company from time to time will consider the possibility of a Change of Control. The Company’s Board of Directors (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities;
WHEREAS, the Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his employment and to maximize the value of the Company upon a Change of Control for the benefit of its stockholders; and
WHEREAS, in connection with its regular executive compensation review, the Compensation Committee of the Board determined that it was in the best interests of the Company’s stockholders to amend the severance benefits that the Employee would otherwise receive upon termination of his employment following a Change of Control.
AGREEMENTS
NOW, THEREFORE, in consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:
1. Section 4(a) of the Original Agreement is amended to provide the Employee with revised benefits in the event of a termination of his employment following a Change of Control. Section 4(a) of the Original Agreement is hereby amended to read in its entirety as follows:
“(a) Termination Following a Change of Control. If the Employee’s employment with the Company is terminated without Cause or is terminated as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control and the Employee delivers to the Company within sixty (60) days following such termination a general release of claims in favor of the Company (the release of which shall not include any release of claims pursuant to which the Employee is entitled to indemnification with respect to thereof) (the “Release”), then the Employee will be entitled to the following severance benefits (which shall be payable not later than sixty (60) days following receipt by the Company of the Release, and subject to the time limitations set forth in Section 5):
(i) twelve (12) months of the Employee’s then-current annual base salary, payable in a lump sum.
(ii) the Employee’s annual bonus for the year, based on the target potential amount (not the amount actually payable), payable in a lump sum.

(iii) each equity award that was granted by the Company to the Employee prior to the Termination Date shall become fully vested and exercisable.
(iv) Until the earlier of (i) the date the Employee is no longer eligible to receive continuation coverage pursuant to COBRA (as defined below), or (ii) twelve (12) months from the Termination Date, the Company shall reimburse the Employee for continuation coverage pursuant to COBRA as was in effect for the Employee (and any eligible dependents) on the day immediately preceding the Termination Date; provided, however, that (i) the Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(l) of the Code; and (ii) the Employee timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).”
2. Except as expressly modified by this Amendment, all terms of the Original Agreement shall remain unmodified and in full force and effect. In any case of any conflict between any term and/or condition of this Amendment and any term and/or condition of the Original Agreement, the terms and/or conditions of this Amendment shall prevail, precede, govern and supersede such conflicting terms and/or conditions.
3. The Original Agreement and this Amendment constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces any and all prior and contemporaneous agreements with respect to the subject matter hereof, whether written or oral between the parties related thereto.
4. This Amendment will be governed and construed by the law designated for the interpretation and construction of the provisions of the Original Agreement.
5. No modification of this Amendment shall be of any force or effect unless made in writing and signed by each of the Company and the Employee.
6. This Amendment may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which, together, shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized representatives as follows:

Glu Mobile Inc.		Employee

By:	/s/ William J. Miller	By:	/s/ Eric R. Ludwig
Signature		Signature

Name:	William J. Miller	Name:	Eric R. Ludwig

Title:	Chairman